Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 11, 2005, accompanying the consolidated financial statements included in the Annual Report of Micromem Technologies Inc. on Form 20-F for the year ended October 31, 2006 which is incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Form S-8 Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/S/ Grant Thornton LLP

Mississauga, Canada
March 8, 2007